Filed Pursuant to Rule 424(b)(2)
Registration No. 333-132747

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Yield Optimization Notes with Contingent Protection Linked to the Common Stock of Apple Inc	$20,337,790	$624.37
Yield Optimization Notes with Contingent Protection Linked to the Common Stock of General Electric Co.	$14,061,775	$431.70

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Prospectus Supplement dated June 27, 2006)

Yield Optimization Notes with Contingent Protection

Enhanced Income Strategies for Equity Investors

UBS AG $20,337,790 Notes linked to the common stock of Apple Inc. due on June 11, 2008
UBS AG $14,061,775 Notes linked to the common stock of General Electric Co. due on June 11, 2008

Investment Description

Yield Optimization Notes with Contingent Protection (the ”Notes”) are notes issued by UBS AG (”UBS”) linked to the performance of the common stock of a specific company (the ”underlying stock”). The Notes pay an enhanced coupon and provide either a return of principal or shares of the applicable underlying stock at maturity. The enhanced coupon is designed to compensate you for the risk that you may receive a share of the underlying stock at maturity for each Note held that is worth less than your principal. At maturity, you will receive one share of the underlying stock (subject to adjustment in the case of certain corporate events described in the accompanying YONCP product supplement under “General Terms of the Notes — Antidilution Adjustments”) for each of your Notes if the closing price of the underlying stock falls below the specified trigger price on any trading day during the observation period. Otherwise, you will receive your principal in cash. We will make coupon payments during the term of the Notes regardless of the performance of the underlying stock. Investing in the Notes involves significant risks. You may lose some or all of your principal.

Features
☐	Enhanced coupon payments are made regardless of the performance of the underlying stock and are designed to compensate you for the fact that the Notes are not fully principal protected and that you could lose some or all of your principal.
☐	Contingent protection feature protects your principal only if the closing price of the underlying stock never falls below the specified trigger price during the observation period and you hold the Notes to maturity:
♦	If the closing price of the underlying stock never falls below the specified trigger price, at maturity you will receive a cash payment equal to your principal amount. You will not participate in any appreciation of the underlying stock at maturity.
♦	If the closing price of the underlying stock falls below the specified trigger price on any trading day during the observation period, at maturity you will receive one share of the underlying stock for each of your Notes. If you receive shares of the underlying stock at maturity, they may be worth less (or more) than your principal or may be worthless.

Notes linked to different underlying stocks will have different trigger prices. See "Key Terms for Each Offering of the Notes — Trigger Price” on page 2 for more information.

Key Dates

Trade Date	December 6, 2007
Settlement Date	December 11, 2007
Coupon Payment Dates	March 11, 2008, June 11, 2008
Final Valuation Date	June 6, 2008
Maturity Date	June 11, 2008

Note Offerings

These terms relate to two separate Notes we are offering. Each of the two Notes is linked to the common stock of a different company, and each of the two Notes has a different coupon rate, initial price and trigger price. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Coupon per annum*	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Apple Inc.	15.07%	$190.00	$114.00	902623420	US9026234206
Common stock of General Electric Co.	9.25%	$37.26	$27.95	902623412	US9026234123
*	Paid in two equal installments.

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the product supplement relating to the Notes, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the product supplement relating to the Notes for risks related to an investment in the Notes. Your Note does not guarantee any return of principal at maturity. At maturity, if you receive shares of the underlying stock, they may be worth less (or more) than your principal or may be worthless.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security*	Total	Per Security	Total	Per Security**
Apple Inc. Per Note	20,337,790	$190.00	$203,377.90	1.00%	$20,134,412.10	$188.10
General Electric Co. Per Note	14,061,775	$37.26	$140,617.75	1.00%	$13,921,157.21	$36.89
*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 99% of the initial price, which reflects the deduction of the total underwriting discount from the price to public.

UBS Investment Bank	UBS Financial Services Inc.

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the Notes, which we refer to as the “Yield Optimization Notes with Contingent Protection product supplement” or the “YONCP product supplement”) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	YONCP product supplement dated June 27, 2007:

http://www.sec.gov/Archives/edgar/data/1114446/000139340107000027/v079440_424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Yield Optimization Notes with Contingent Protection” or the “Notes” refer to two different Notes that are offered hereby. Also, references to the “YONCP product supplement” mean the UBS product supplement, dated June 27, 2007, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Key Terms for Each Offering of the Notes

Issuer	UBS AG, Jersey Branch
Principal Amount per Note	Equal to the initial price (as defined below) of the applicable underlying stock
Term	Six months
Coupon Payment	Coupon payment paid in two equal installments regardless of the performance of the underlying stock
Payment at Maturity (per Note)

➢

If the closing price of the applicable underlying stock never falls below the applicable trigger price on any trading day during the observation period, at maturity we will pay you an amount in cash equal to your principal amount.

➢

If the closing price of the applicable underlying stock falls below the applicable trigger price on any trading day during the observation period, at maturity we will deliver to you one share of the applicable underlying stock for each Note you own.

Notes linked to different underlying stocks will have different trigger prices.
Each Note is not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.
Closing Price	On any trading day, the last reported sale price of the applicable underlying stock on the principal national securities exchange on which it is listed for trading
Initial Price	The closing price of the applicable underlying stock on the trade date
Trigger Price	60% of the initial price for Notes linked to the common stock of Apple Inc. 75% of the initial price for Notes linked to the common stock of General Electric Co.
Observation Period	The period starting on, and including, the trade date and ending on, and including, the final valuation date.

Determining Payment at Maturity for Each Offering of the Notes

You will receive one share of the applicable underlying stock for each Note you own.

♦	If the market price of the underlying stock on the maturity date is less than the initial price, the shares you receive at maturity will be worth less than the principal amount of your Notes.
♦	If the market price of the underlying stock on the maturity date is greater than the initial price, the shares you receive at maturity will be worth more than the principal amount of your Notes.

Your Notes are not fully principal protected. The shares you may receive at maturity could be worth less than your principal or may be worthless.

Notes linked to different underlying stocks will have different trigger prices.

Investor Suitability

The securities may be suitable for you if:

♦	You have a moderate to high risk tolerance.
♦	You are willing to receive shares of the applicable underlying stock at maturity that may be worth less than your principal or may be worthless.
♦	You believe the market price of the applicable underlying stock is not likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is not likely to fall below the applicable trigger price at any time during the observation period.
♦	You are willing to make an investment that will be exposed to the same downside price risk as an investment in the applicable underlying stock.
♦	You are willing to accept the risk of fluctuations in the market price of the applicable underlying stock.
♦	You are willing to invest in the applicable Note based on the stated coupon.
♦	You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

The securities may not be suitable for you if:

♦	You seek an investment that is 100% principal protected.
♦	You are not willing to receive shares of the applicable underlying stock at maturity.
♦	You believe the market price of the applicable underlying stock is likely to appreciate by more than the value of the coupons paid on the Notes.
♦	You believe the closing price of the applicable underlying stock is likely to fall below the applicable trigger price during the observation period.
♦	You are not willing to accept the risks of owning equities in general and the applicable underlying stock in particular.
♦	You prefer lower risk and, therefore, accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings that bear interest at a prevailing market rate.
♦	You are unable or unwilling to hold the Notes to maturity.
♦	You seek an investment for which there will be an active secondary market.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of an investment in the Notes are uncertain, and there is no direct legal authority as to the proper tax treatment of the Notes. Pursuant to the terms of the Notes and subject to the discussion in the YONCP product supplement under “Supplemental U.S. Tax Considerations,” we and, by purchasing the Notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat a Note for all U.S. federal income tax purposes as a unit consisting of (1) an option written by you to us (the “option”) to enter into a forward contract to acquire the applicable underlying stock (the “forward contract”) that is secured by (2) a debt instrument with a principal amount equal to the principal amount of the Note (the “debt instrument”). The option will be deemed to have been exercised if the closing price of the applicable underlying stock falls below the applicable trigger price on any trading day during the observation period. Under this treatment, the coupon payments on the Notes will be treated in part as payments of interest on the debt instrument and in part as payments on the option (the “option premium”). The terms of your Notes will require you and us (i) to treat the debt instrument as providing for interest payments and the option as providing for option premium, in each case payable quarterly at percentages as set forth in this pricing supplement, based on our comparable cost of borrowing (in the case of the debt instrument) and the amount by which the Coupon per annum exceeds our comparable cost of borrowing (in the case of the option premium), and (ii) if you are purchasing the Notes in the initial issuance at their “issue price,” to treat 100% of your purchase price for the Notes as allocated to the debt instrument.

Offerings	Coupon per Annum	Debt Instrument Interest Rate per Annum	Option Premium per Annum
Apple Linked Notes	15.07%	4.875%	10.195%
General Electric Linked Notes	9.25%	4.875%	4.375%

Summary of Tax Consequences Described in YONCP Product Supplement. Assuming the tax treatment described above is respected, the tax consequences to a U.S. holder and a non-U.S. holder (each as defined in the YONCP product supplement) are described in the sections of the YONCP product supplement entitled “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders—Notes with a Term of Not More Than One Year” and “Supplemental U.S. Tax Considerations—Tax Consequences to Non-U.S. Holders,” respectively. Briefly, as described therein, the portion of the coupon payments treated as interest on the debt instrument generally will be ordinary interest income when accrued or received, in accordance with your regular method of accounting. The portion treated as option premium will not be included in income until the sale, exchange or retirement (including at maturity) of your Notes. At maturity, if you receive cash equal to your principal amount (plus the final coupon), the aggregate amount of option premium will be treated as a short-term capital gain. If you receive the applicable underlying stock, you will not recognize gain or loss with respect to your receipt of the stock (although you will recognize capital gain or loss with respect to any cash received in lieu of fractional shares), and your basis in the stock will be the principal amount of your Notes, reduced by the aggregate amount of option premium received.

If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the Notes, the timing and/or character of income on the Notes might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described herein.

In particular, on December 7, 2007, Treasury and the IRS released a notice requesting comments on a number of possible U.S. federal income tax treatments for “prepaid forward contracts” and similar instruments. Any regulations or rulings promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, particularly the withholding tax consequences for holders that are non-U.S. people, and could do so retroactively. You should consult your tax adviser regarding the tax treatment of the Notes, including possible alternative treatments in general and the possible impact of this notice in particular.

You are urged to consult your tax advisor concerning the U.S. federal income tax consequences of owning and disposing of the Notes, as well as any consequences under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the YONCP product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	Risk of Loss of Contingent Protection — Your principal will be protected only if the closing price of the applicable underlying stock never falls below the applicable trigger price on any trading day during the observation period and the Notes are held to maturity. If the closing price of the applicable underlying stock falls below the applicable trigger price on any trading day during the observation period, the contingent protection feature will be eliminated and you will be fully exposed at maturity to any decline in the market price of the applicable underlying stock. Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that a stock could fall below its applicable trigger price over the term of the Note. This greater expected risk will generally be reflected in a higher coupon payable on such Note. A stock’s volatility, however, can change significantly over the term of the Notes. The price of the underlying stock for your Notes could fall sharply, which could result in a significant loss of principal.
♦	Single Stock Risk — The price of the applicable underlying stock can rise or fall sharply due to factors specific to the underlying stock and issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions, and other events, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.
♦	Owning the Notes is not the same as owning the applicable underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the applicable underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the applicable underlying stock over the term of your Notes. Furthermore, the applicable underlying stock may appreciate substantially during the observation period and you will not participate in such appreciation unless the closing price of the applicable underlying stock falls below the applicable trigger price at least once during the observation period. Moreover, you will only participate in the appreciation in these circumstances if the market price of the underlying stock on the maturity date is greater than the initial price.
♦	Credit of UBS — An investment in the Notes is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Notes.
♦	Price prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the applicable underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.
♦	Impact of fees on secondary market prices — Generally, the market price of the Notes in the secondary market is likely to be lower than the initial public offering price of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.
♦	Potential UBS impact on market price of underlying stock — Trading or transactions by UBS or its affiliates in the applicable underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the applicable underlying stock may adversely affect the market price of the applicable underlying stock and, therefore, the market value of your Notes.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the applicable underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the closing price on any trading day has fallen below the applicable trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the final valuation date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have recently published research or other opinions that may be inconsistent with the investment view implicit in each of the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.
♦	Antidilution adjustments — Although the calculation agent will adjust the amount payable at maturity by adjusting the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock or the underlying issuer, such as stock splits and stock dividends, and certain other actions involving the applicable underlying stock, the calculation agent is not required to make an adjustment for every corporate event that can affect the applicable underlying stock. If an event occurs that does not require the calculation agent to adjust the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected.
♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section above entitled “What Are the Tax Consequences of the Notes?” and the section entitled “Supplemental U.S. Tax Considerations” on page PS-31 of the YONCP product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples for Notes Linked to the Common Stock of Apple Inc.

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	6 months
Coupon per annum:	15.07% ($7.16 per pay period)
Initial price of the applicable underlying stock:	$190.00 per share
Trigger price:	$114.00 (60% of the initial price)
Principal amount:	$190.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	0%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $114.00 during the observation period.

Since the closing price of the underlying stock did not fall below the trigger price of $114.00 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 7.535%.

If the closing price of the underlying stock on the final valuation date is $190.00 (no change in the price of the stock):

Payment at Maturity:	$190.00
Coupons:	$14.32	($7.16 × 2 = $14.32)
Total	$204.32
Total Return on the Notes:	7.535%

In this example, the total return on the Notes is 7.535% while the total return on the stock is 0% (including dividends).

If the closing price of the underlying stock on the final valuation date is $247.00 (an increase of 30%):

Payment at Maturity:	$190.00
Coupons:	$14.32	($7.16 × 2 = $14.32)
Total	$204.32
Total Return on the Notes:	7.535%

In this example, the total return on the Notes is 7.535% while the total return on the stock is 30% (including dividends).

If the closing price of the underlying stock on the final valuation date is $152.00 (a decrease of 20%):

Payment at Maturity:	$190.00
Coupons:	$14.32	($7.16 × 2 = $14.32)
Total	$204.32
Total Return on the Notes:	7.535%

In this example, the total return on the Notes is 7.535% while the total return on the stock is a decline of 20% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $114.00 during the observation period.

Since the closing price of the underlying stock fell below the trigger price of $114.00 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depend on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $85.50 (a decline of 55%):

Value of share received:	$85.50
Coupons:	$14.32	($7.16 × 2 = $14.32)
Total	$99.82
Total return on the Notes:	-47.465%

In this example, the total return on the Notes is a loss of 47.465% while the total return on the stock is a loss of 55% (including dividends).

If the closing price on the final valuation date is $161.50 (a decline of 15%):

Value of share received:	$161.50
Coupons:	$14.32	($7.16 × 2 = $14.32)
Total	$175.82
Total return on the Notes:	-7.465%

In this example, the total return on the Notes is a loss of 7.465% while the total return on the stock is a loss of 15% (including dividends).

If the closing price on the final valuation date is $209.00 (an increase of 10%):

Value of share received:	$209.00
Coupons:	$14.32	($7.16 × 2 = $14.32)
Total	$223.32
Total return on the Notes:	17.535%

In this example, the total return on the Notes is 17.535% while the total return on the stock is 10% (including dividends).

Hypothetical Return Table of Notes Linked to Common Stock of Apple Inc. at Maturity

The table below is based on the following assumptions*:

Term:	6 months
Coupon per annum:	15.07% (or $7.16 per pay period)
Initial price:	$190.00 per share
Trigger price:	$114.00 (60% of the initial price)
Principal amount:	$190.00 per Note (set equal to the initial price)
Dividend yield**:	0.00%
*	Actual coupon and terms for each note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return at Maturity	Payment at Maturity	Total Return at Maturity(4)	Payment at Maturity(5)	Total Return at Maturity
$285.00	50.00%	50.00%	$204.32	7.535%	$299.32	57.535%
$275.50	45.00%	45.00%	$204.32	7.535%	$289.82	52.535%
$266.00	40.00%	40.00%	$204.32	7.535%	$280.32	47.535%
$256.50	35.00%	35.00%	$204.32	7.535%	$270.82	42.535%
$247.00	30.00%	30.00%	$204.32	7.535%	$261.32	37.535%
$237.50	25.00%	25.00%	$204.32	7.535%	$251.82	32.535%
$228.00	20.00%	20.00%	$204.32	7.535%	$242.32	27.535%
$218.50	15.00%	15.00%	$204.32	7.535%	$232.82	22.535%
$209.00	10.00%	10.00%	$204.32	7.535%	$223.32	17.535%
$199.50	5.00%	5.00%	$204.32	7.535%	$213.82	12.535%
$190.00	0.00%	0.00%	$204.32	7.535%	$204.32	7.535%
$180.50	-5.00%	-5.00%	$204.32	7.535%	$194.82	2.535%
$171.00	-10.00%	-10.00%	$204.32	7.535%	$185.32	-2.465%
$161.50	-15.00%	-15.00%	$204.32	7.535%	$175.82	-7.465%
$152.00	-20.00%	-20.00%	$204.32	7.535%	$166.32	-12.465%
$142.50	-25.00%	-25.00%	$204.32	7.535%	$156.82	-17.465%
$133.00	-30.00%	-30.00%	$204.32	7.535%	$147.32	-22.465%
$123.50	-35.00%	-35.00%	$204.32	7.535%	$137.82	-27.465%
$114.00	-40.00%	-40.00%	$204.32	7.535%	$128.32	-32.465%
$104.50	-45.00%	-45.00%	n/a	n/a	$118.82	-37.465%
$95.00	-50.00%	-50.00%	n/a	n/a	$109.32	-42.465%
$85.50	-55.00%	-55.00%	n/a	n/a	$99.82	-47.465%
$76.00	-60.00%	-60.00%	n/a	n/a	$90.32	-52.465%
$66.50	-65.00%	-65.00%	n/a	n/a	$80.82	-57.465%
$57.00	-70.00%	-70.00%	n/a	n/a	$71.32	-62.465%
(1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the observation period.
(3)	The Final Stock Price is as of the Final Valuation Date
(4)	Total return at maturity on the Notes includes coupon payments.
(5)	Payment consists, in part, of underlying stock valued as of the Final Valuation Date.

Hypothetical Examples for Notes Linked to the Common Stock of General Electric Co.

Hypothetical Examples — Note Returns at Maturity

The following examples illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	6 months
Coupon per annum:	9.25% ($0.86 per pay period)
Initial price of the applicable underlying stock:	$37.26 per share
Trigger price:	$27.95 (75% of the initial price)
Principal amount:	$37.26 per Note (set equal to the initial price)
Dividend yield on the underlying stock**:	1.50%
*	Actual coupon and terms for each Note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes.

Scenario #1: The closing price of the stock never falls below the trigger price of $27.95 during the observation period.

Since the closing price of the underlying stock did not fall below the trigger price of $27.95 on any trading day during the observation period, principal is protected and you will receive at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the stock if the price appreciation of the stock (plus dividends, if any) is less than 4.625%.

If the closing price of the underlying stock on the final valuation date is $37.26 (no change in the price of the stock):

Payment at Maturity:	$37.26
Coupons:	$1.72	($0.86 × 2 = $1.72)
Total	$38.98
Total Return on the Notes:	4.625%

In this example, the total return on the Notes is 4.625% while the total return on the stock is 1.50% (including dividends).

If the closing price of the underlying stock on the final valuation date is $48.44 (an increase of 30%):

Payment at Maturity:	$37.26
Coupons:	$1.72	($0.86 × 2 = $1.72)
Total	$38.98
Total Return on the Notes:	4.625%

In this example, the total return on the Notes is 4.625% while the total return on the stock is 31.50% (including dividends).

If the closing price of the underlying stock on the final valuation date is $29.81 (a decrease of 20%):

Payment at Maturity:	$37.26
Coupons:	$1.72	($0.86 x 2 = $1.72)
Total:	$38.98
Total Return on the Notes:	4.625%

In this example, the total return on the Notes is 4.625% while the total return on the stock is a decline of 18.50% (including dividends).

Scenario #2: The closing price of the stock falls below the trigger price of $27.95 during the observation period.

Since the closing price of the underlying stock fell below the trigger price of $27.95 on one or more trading days during the observation period, you will receive at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the final valuation date is $16.77 (a decline of 55%):

Value of share received:	$16.77
Coupons:	$1.72	($0.86 × 2 = $1.72)
Total	$18.49
Total return on the Notes:	-50.375%

In this example, the total return on the Notes is a loss of 50.375% while the total return on the stock is a loss of 53.50% (including dividends).

If the closing price on the final valuation date is $31.67 (a decline of 15%):

Value of share received:	$31.67
Coupons:	$1.72	($0.86 × 2 = $1.72)
Total	$33.39
Total return on the Notes:	-10.375%

In this example, the total return on the Notes is a loss of 10.375% while the total return on the stock is a loss of 13.50% (including dividends).

If the closing price on the final valuation date is $40.99 (an increase of 10%):

Value of share received:	$40.99
Coupons:	$1.72	($0.86 × 2 = $1.72)
Total	$42.71
Total return on the Notes:	14.625%

In this example, the total return on the Notes is 14.625% while the total return on the stock is 11.50% (including dividends).

Hypothetical Return Table of Notes Linked to Common Stock of General Electric Co. at Maturity

The table below is based on the following assumptions*:

Term:	6 months
Coupon per annum:	9.25% (or $0.86 per pay period)
Initial price:	$37.26 per share
Trigger price:	$27.95 (75% of the initial price)
Principal amount:	$37.26 per Note (set equal to the initial price)
Dividend yield**:	1.50%
*	Actual coupon and terms for each note to be set on the trade date.
**	Full annual dividend yield assumed received by holders of the stock during the term of the Notes

Underlying Stock			Trigger Event Does Not Occur(1)		Trigger Event Occurs(2)
Final Stock Price(3)	Stock Price Return	Total Return at Maturity(4)	Payment at Maturity	Total Return at Maturity(5)	Payment at Maturity(6)	Total Return at Maturity
$55.89	50.00%	51.50%	$38.98	4.625%	$57.61	54.625%
$54.03	45.00%	46.50%	$38.98	4.625%	$55.75	49.625%
$52.16	40.00%	41.50%	$38.98	4.625%	$53.89	44.625%
$50.30	35.00%	36.50%	$38.98	4.625%	$52.02	39.625%
$48.44	30.00%	31.50%	$38.98	4.625%	$50.16	34.625%
$46.58	25.00%	26.50%	$38.98	4.625%	$48.30	29.625%
$44.71	20.00%	21.50%	$38.98	4.625%	$46.44	24.625%
$42.85	15.00%	16.50%	$38.98	4.625%	$44.57	19.625%
$40.99	10.00%	11.50%	$38.98	4.625%	$42.71	14.625%
$39.12	5.00%	6.50%	$38.98	4.625%	$40.85	9.625%
$37.26	0.00%	1.50%	$38.98	4.625%	$38.98	4.625%
$35.40	-5.00%	-3.50%	$38.98	4.625%	$37.12	-0.375%
$33.53	-10.00%	-8.50%	$38.98	4.625%	$35.26	-5.375%
$31.67	-15.00%	-13.50%	$38.98	4.625%	$33.39	-10.375%
$29.81	-20.00%	-18.50%	$38.98	4.625%	$31.53	-15.375%
$27.95	-25.00%	-23.50%	$38.98	4.625%	$29.67	-20.375%
$26.08	-30.00%	-28.50%	n/a	n/a	$27.81	-25.375%
$24.22	-35.00%	-33.50%	n/a	n/a	$25.94	-30.375%
$22.36	-40.00%	-38.50%	n/a	n/a	$24.08	-35.375%
$20.49	-45.00%	-43.50%	n/a	n/a	$22.22	-40.375%
$18.63	-50.00%	-48.50%	n/a	n/a	$20.35	-45.375%
$16.77	-55.00%	-53.50%	n/a	n/a	$18.49	-50.375%
$14.90	-60.00%	-58.50%	n/a	n/a	$16.63	-55.375%
$13.04	-65.00%	-63.50%	n/a	n/a	$14.76	-60.375%
$11.18	-70.00%	-68.50%	n/a	n/a	$12.90	-65.375%
(1)	A trigger event does not occur if the closing price of the underlying stock never falls below the trigger price on any trading day during the observation period.
(2)	A trigger event occurs if the closing price of the underlying stock falls below the trigger price on at least one trading day during the observation period.
(3)	The Final Stock Price is as of the Final Valuation Date.
(4)	The total return at maturity on the underlying stock includes a 1.50% cash dividend payment.
(5)	Total return at maturity on the Notes includes coupon payments.
(6)	Payment consists, in part, of underlying stock valued as of the Final Valuation Date.
Information about the Underlying Stocks

Included on the following pages is a brief description of the underlying issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2003, 2004, 2005 and 2006 and the first three calendar quarters of 2007. Partial data is provided for the fourth calendar quarter of 2007. We obtained the closing price information set forth below from Bloomberg, L.P. without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Apple Inc.

According to publicly available information, Apple Inc. (“Apple”) is a multinational corporation with a focus on designing and manufacturing consumer electronics and closely related software products. Apple develops, sells and supports a series of personal computers, portable media players, mobile phones, computer software and computer hardware. Information filed by Apple with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-10030, or its CIK Code: 0000320193. Apple’s website is http://www.apple.com. Apple’s common stock is listed on the New York Stock Exchange under the ticker symbol “AAPL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for Apple’s common stock, based on daily closing prices on the primary exchange for Apple, as reported by Bloomberg L.P. Apple’s closing price on December 6, 2007 was $190.00.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$7.64	$6.90	$7.07
4/1/2003	6/30/2003	$9.65	$6.56	$9.56
7/1/2003	9/30/2003	$11.56	$9.54	$10.32
10/1/2003	12/31/2003	$12.43	$9.84	$10.69
1/2/2004	3/31/2004	$13.98	$10.64	$13.53
4/1/2004	6/30/2004	$16.85	$12.87	$16.27
7/1/2004	9/30/2004	$19.38	$14.57	$19.38
10/1/2004	12/31/2004	$34.22	$19.15	$32.20
1/3/2005	3/31/2005	$45.06	$32.25	$41.67
4/1/2005	6/30/2005	$43.78	$34.22	$36.81
7/1/2005	9/30/2005	$53.84	$37.39	$53.61
10/3/2005	12/30/2005	$75.00	$49.25	$71.89
1/3/2006	3/31/2006	$85.61	$58.72	$62.72
4/3/2006	6/30/2006	$71.93	$56.02	$57.12
7/3/2006	9/29/2006	$77.74	$50.55	$77.03
10/2/2006	12/29/2006	$91.80	$73.18	$84.84
1/3/2007	3/30/2007	$97.13	$83.27	$92.91
4/2/2007	6/29/2007	$125.09	$90.24	$122.04
7/2/2007	9/28/2007	$154.50	$117.05	$153.54
10/1/2007*	12/6/2007*	$191.79*	$153.76*	$190.00*
*	As of the date of this pricing supplement available information for the fourth calendar quarter of 2007 includes data for the period from October 1, 2007 through December 6, 2007. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2007.

The graph below illustrates the performance of Apple’s common stock from October 31, 1997 through December 6, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 60% of the closing price on December 6, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

General Electric Co.

According to publicly available information, General Electric Co. (“General Electric”) is a leading supplier of products and services that range in diversity from jet engines and power generation systems, to medical imaging equipment and media content. Information filed by General Electric with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00035, or its CIK Code: 0000040545. General Electric’s website is http://www.ge.com. General Electric’s common stock is listed on the New York Stock Exchange under the ticker symbol “GE.”

Historical Information

The following table sets forth the quarterly high and low closing prices for General Electric’s common stock, based on daily closing prices on the primary exchange for General Electric, as reported by Bloomberg L.P. General Electric’s closing price on December 6, 2007 was $37.26.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2003	3/31/2003	$28.00	$22.17	$25.50
4/1/2003	6/30/2003	$31.34	$26.13	$28.68
7/1/2003	9/30/2003	$32.11	$27.10	$29.81
10/1/2003	12/31/2003	$31.10	$27.81	$30.98
1/2/2004	3/31/2004	$34.19	$29.18	$30.52
4/1/2004	6/30/2004	$33.42	$29.95	$32.40
7/1/2004	9/30/2004	$34.46	$31.52	$33.58
10/1/2004	12/31/2004	$37.48	$32.90	$36.50
1/3/2005	3/31/2005	$36.59	$35.13	$36.06
4/1/2005	6/30/2005	$37.18	$34.61	$34.65
7/1/2005	9/30/2005	$35.63	$32.85	$33.67
10/3/2005	12/30/2005	$36.20	$32.68	$35.05
1/3/2006	3/31/2006	$35.48	$32.31	$34.78
4/3/2006	6/30/2006	$35.16	$32.88	$32.96
7/3/2006	9/29/2006	$35.48	$32.11	$35.30
10/2/2006	12/29/2006	$38.15	$34.71	$37.21
1/3/2007	3/30/2007	$38.11	$34.09	$35.36
4/2/2007	6/29/2007	$39.29	$34.76	$38.28
7/2/2007	9/28/2007	$41.77	$36.90	$41.40
10/1/2007*	12/6/2007*	$42.12*	$36.25*	$37.26*
*	As of the date of this pricing supplement available information for the fourth calendar quarter of 2007 includes data for the period from October 1, 2007 through December 6, 2007. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2007.

The graph below illustrates the performance of General Electric’s common stock from October 31, 1997 through December 6, 2007, based on information from Bloomberg L.P. The dotted line represents a hypothetical trigger price, equal to 75% of the closing price on December 6, 2007. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. Dollars.

As of September 30, 2007	CHF	USD
	(in millions)

Debt
Short term debts issued(1)	230,869	198,310
Long term debts issued(1)	191,385	164,395
Total Debt issued(1)	422,254	362,705
Minority Interest(2)	6,160	5,291
Shareholders’ equity	48,229	41,427
Total capitalization	476,643	409,424
(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position based on remaining maturities (split in short and long term is available only quarterly).
(2)	Includes Trust Preferred Securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.85897 (the exchange rate in effect as of September 30, 2007).

Maturity Date

The maturity date for your Notes will be June 11, 2008, and the final valuation date will be June 6, 2008. The calculation agent may postpone the final valuation date if a market disruption event occurs or is continuing on the scheduled final valuation date. In such a case, the maturity date will be postponed to maintain the same number of business days between the final valuation date and the maturity date as existed prior to the postponement of the final valuation date. We describe market disruption events under “General Terms of the Notes — Market Disruption Event” in the YONCP product supplement. In no event, however, will the final valuation date – and, therefore, the maturity date – for the Notes be postponed by more than ten business days.

Annex

The following supplements the summary entitled “What Are the Tax Consequences of the Notes?” in this pricing supplement and the discussion under “Supplemental U.S. Tax Considerations” in the YONCP product supplement and is subject to the limitations expressed therein. It sets forth formulas for investors to use in determining the amount of capital gain, capital loss and ordinary income that they will recognize upon either maturity of the Notes or a sale, exchange, or retirement of the Notes prior to maturity.

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement and the YONCP product supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments). The formulas below assume that the treatment described in this pricing supplement and the YONCP product supplement is respected.

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include the Accrued Coupon at Sale.

“Coupon per Annum” is provided with respect to each offering on page 4 of this pricing supplement.

“Debt Instrument Interest Rate per Annum” is provided on page 4 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Option Premium per Annum / Coupon per Annum).

“Option Premium per Annum” is provided with respect to each offering on page 4 of this pricing supplement.

“Option Sale Amount” is equal to Sale Price - Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:
♦	Aggregate Option Premium Received x Quantity at Maturity; or
2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:
♦	(Initial Price - Aggregate Option Premium Received) x Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:
♦	Accrued Coupon at Sale x (Debt Instrument Interest Rate per Annum / Coupon per Annum) x Quantity Sold.
2)	Capital gain or loss. You will recognize short-term capital gain or loss in respect of the debt portion of the Notes, equal to:
♦	(Debt Sale Amount – Initial Price) x Quantity Sold;

and in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale x (Option Premium per Annum / Coupon per Annum))) x Quantity Sold; plus
♦	Aggregate Coupons Received x (Option Premium per Annum / Coupon per Annum) x Quantity Sold.